-2-
February 2, 2004
Businesswire
1185 Avenue of the Americas, 3rd Floor
New York, NY  10036

FROM: William A. Smith, Jr.   ACCOUNT:   Graham Corporation
      Smith Law Office, P.C.             20 Florence Avenue
      7 State Street                     Batavia, NY  14020
      Pittsford, NY  14534               ATT:  Carole M. Anderson

Please distribute the following press release on your National wire.

Please send us by fax (585-343-1177) copies of Dow Jones, Reuters, and any other wire service reports of this release when you receive them.


QUOTE

FOR GRAHAM CORPORATION

Company Contact:  J. Ronald Hansen
Batavia, New York  14020 - Phone (585) 343-2216

PRESS RELEASE
FOR IMMEDIATE RELEASE:
February 2, 2004

                   GRAHAM CORPORATION ANNOUNCES RESULTS
            FOR THIRD QUARTER OF FISCAL YEAR ENDING MARCH 2004

     Batavia, N.Y. (February 2, 2004) -- Graham Corporation (GHM:ASE) announced today results for the third quarter (October - December 2003) of its current fiscal year. Sales for the quarter ended December 31, 2003 were $10,027,000 producing a net loss of $787,000, or diluted loss per share of $.48. This compares to sales for the quarter ending December 31, 2002 of $13,703,000, which produced a net loss of $178,000 or $.11 per diluted share.

     Sales for the nine months of the fiscal year (April - December 2003) were $30,919,000 compared to sales of $35,308,000 for the first nine months of the previous fiscal year; net loss was $1,289,000 versus $987,000 net loss for the first nine months of the previous fiscal year; and the diluted loss per share was $.78 versus $.59 loss per diluted share for the same period the previous year.

     Orders for the third quarter ended December 31, 2003 were $9,965,000 compared to $8,790,000 for the quarter ended December 31, 2002.



    Consolidated backlog on December 31, 2003 was $22,222,000 compared to a backlog at March 31, 2003 of $23,497,000.

     Al Cadena, Graham's President and CEO, commented, "Although Graham's markets are showing encouraging early signs of recovery, as seen in the quality of inquiries and in the number of capital projects scheduled to begin, our third quarter was affected by depressed margins generally and by slow sales in the company's standard products. We expect improved results for the fourth quarter."

     "Orders for numerous pending projects have been delayed as project owners wait for clearer signs of improvement in the U.S. and worldwide economies. Consequently, the outlook for the first half of the next fiscal year, which will start in April 2004, is for continuing slow sales for much of the first half, followed by improvement in the second half as our markets recover. The strength of international currencies against the U.S. dollar is expected to contribute to that recovery, since a significant percentage of Graham's large products are sold for export."

     Graham designs and builds vacuum and heat transfer equipment for process industries throughout the world. It is a worldwide leader in vacuum technology. The principal markets for Graham's equipment are the chemical, petrochemical, petroleum refining and electric power generating industries, including cogeneration and geothermal plants. Other markets served include metal refining, pulp and paper, shipbuilding, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning. Graham's ejectors, liquid ring and dry vacuum pumps, condensers, heat exchangers and other products, sold either as components or as complete systems, are used by its customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food (including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world.

     This  press  release  contains forward-looking statements  within  the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect,
actual   results  may  vary  in  material  aspects  from  those   currently
anticipated.

                            GRAHAM CORPORATION


            SUMMARY OF CONSOLIDATED SALES AND EARNINGS (UNAUDITED)

                         Three Months Ended         Nine Months Ended
                       Dec. 31,       Dec. 31,      Dec. 31,      Dec. 31,
                         2003           2002          2003          2002
                       --------      ---------     ---------     ---------
Net Sales             $10,027,000   $13,703,000   $30,919,000   $35,308,000
Costs and Expenses     11,153,000    13,980,000    33,270,000    36,798,000
Other Income                                         (522,000)
                      -----------   -----------   -----------   -----------
Loss Before Income
 Taxes                 (1,126,000)     (277,000)   (1,829,000)   (1,490,000)
Benefit for
 Income Taxes            (339,000)      (99,000)     (540,000)     (503,000)
                      -----------   -----------   -----------   -----------
Net Loss              $  (787,000)  $  (178,000)  $(1,289,000)  $  (987,000)
                      ===========   ===========   ===========   ===========


Per Share Data
  Net Loss      Basic       ($.48)       ($0.11)        ($.78)       ($0.59)
                            =====        ======         =====        ======
                Diluted     ($.48)       ($0.11)        ($.78)       ($0.59)
                            =====        ======         =====        ======

                        CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   (Unaudited)
                                                    Dec. 31,      March 31,
                                                      2003          2003
                                                    --------      --------
ASSETS
  Cash and cash equivalents                      $   202,000   $   217,000
  Investments                                      3,502,000     6,446,000
  Accounts Receivable                              7,619,000     7,295,000
  Inventories                                      8,314,000    10,341,000
  Prepaid Expenses and Other Current Assets        3,169,000     2,472,000
                                                 -----------   -----------
    Total Current Assets                          22,806,000    26,771,000
  Property, Plant & Equipment - Net                9,352,000     9,808,000
  Other Assets                                     1,583,000     1,701,000
                                                 -----------   -----------
    Total                                        $33,741,000   $38,280,000
                                                 ===========   ===========

LIABILITIES & SHAREHOLDERS' EQUITY
  Short Term Debt & Current Portion
   of Long-Term Debt                             $ 1,488,000   $ 1,604,000
  Accounts Payable                                 2,378,000     4,629,000
  Other Current Liabilities                        7,700,000     7,759,000
                                                 -----------   -----------
    Total Current Liabilities                     11,566,000    13,992,000
  Long-Term Debt                                     106,000       127,000
  Deferred Liabilities                             4,341,000     5,368,000
  Shareholders' Equity                            17,728,000    18,793,000
                                                 -----------   -----------
    Total                                        $33,741,000   $38,280,000
                                                 ===========   ===========

UNQUOTE